                                                                   Exhibit 99(1)


FIREMAN'S FUND RECEIVES APPROVAL TO ACQUIRE SHARES OF CROP GROWERS

For Immediate Release

Contacts:  John Kozero                          Bob Rousey
           Fireman's Fund Insurance Company     Crop Growers Corporation
           415-899-2166                         913-323-5612


    Novato, CA and Overland Park, KS-- June 2, 1997-- Fireman's Fund Insurance Company and Crop Growers Corporation (NASDAQ: CGRO) announced today that Fireman's Fund has received state regulatory approvals to purchase up to 100% of Crop Growers common stock. The approvals are a part of the process necessary for Fireman's Fund to complete the merger transaction with Crop Growers announced in March. Following approval from Crop Growers' shareholders, the transaction to purchase all of Crop Growers' outstanding common shares for $10.25 in cash is expected to close this summer.

    Subsequent to the receipt of the state approvals, Fireman's Fund completed the purchase of 1,827,477 shares held by certain former executives of Crop Growers. Fireman's Fund also holds preferred stock of Crop Growers which is convertible to 754,717 shares of, and votes with, the common stock. Combined, Fireman's Fund now holds 29.6% of Crop Growers' outstanding shares on an as-converted basis.

    One of the top 20 property and casualty insurance companies in the U.S., Fireman's Fund in 1996 had total assets of $16.5 billion and gross premiums written of $4 billion. The 134-year old Fireman's Fund is assigned an "A" rating from A.M. Best Company and "Aa1" from Moody's. Fireman's Fund has 7,885 employees who operate out of 40 major offices, distributing business and personal lines insurance through more than 6,000 independent agents.

    Crop Growers markets and services federal multi-peril crop insurance and crop hail insurance for third party insurance companies and its own insurance company subsidiaries. The company also develops, markets and sells farm management software and related mapping products. At May 30, 1997, the company had 7,973,451 shares of common stock outstanding.

     This announcement contains forward-looking statements regarding the proposed acquisition of Crop Growers by Fireman's Fund. These forward-looking statements reflect management's expectations and are based on currently available data. A more complete description of factors relating to the proposed merger can be found in reports filed with the Securities and Exchange Commission.
                                      #   #   #


                                          5